Exhibit (b)(iv)

Amendment #3 to the

Amended and Restated By-Laws of

MTB Group of Funds

(Effective December 7, 2007)

Restate Article V, Officers and replace with the following:

ARTICLE V

OFFICERS

Section 1. OFFICERS. The officers of the Trust shall be a president, a secretary, and a treasurer. The Trust may also have, at the discretion of the Board, a chairperson of the Board, a chief executive officer, a chief operating officer, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person. Any officer may be, but need not be, a Trustee or Shareholder.

Section 2. ELECTION OF OFFICERS. The officers of the Trust shall be chosen by the Board, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

Section 3. SUBORDINATE OFFICERS. The Board may appoint and may empower the president to appoint such other officers as the business of the Trust may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these By-Laws or as the Board may from time to time determine.

Section 4. REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board at any regular or special meeting of the Board, or by an officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Trust. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 5. VACANCIES IN OFFICES. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in these By-Laws for regular appointment to that office.

Section 6. CHAIRPERSON OF THE BOARD. The chairperson of the Board shall, if present, preside at meetings of the Board and the shareholders and exercise and perform such other powers and duties as may be from time to time assigned to the chairperson by the Board or prescribed by these By-Laws.

Section 7. CHIEF EXECUTIVE OFFICER. The chief executive officer shall have such powers and duties as may be prescribed by the Board, including, together with the treasurer, providing the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 8. CHIEF OPERATING OFFICER. The chief operating officer shall, subject to the supervision, direction and control of the Board and President, have responsibility for overseeing all Trust operational matters and shall exercise and perform such other powers and duties as may be prescribed by the Board or these By-Laws.

Section 9. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board to the chairperson of the Board, the president shall be the principal executive officer of the Trust and shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Trust. In the absence of the chairperson of the Board, the president or his designee shall preside at all meetings of the shareholders and at all meetings of the Board. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these By-Laws.

Section 10. VICE PRESIDENTS. The executive vice president or vice presidents, whichever the case may be, shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, these By-Laws, the president or the chairperson of the Board.

Section 11. SECRETARY. The secretary shall keep or cause to be kept at the principal executive office of the Trust or such other place as the Board may direct a book of minutes of all meetings and actions of trustees, committees of trustees and shareholders with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, the names of those present at trustees’ meetings or committee meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings.

The secretary shall cause to be kept at the principal executive office of the Trust or at the office of the Trust’s administrator, transfer agent or registrar, as determined by resolution of the Board, a share register or a duplicate share register showing the names of all shareholders and their addresses, the number, series and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board required by these By-Laws or by applicable law to be given and shall have such other powers and perform such other duties as may be prescribed by the Board or by these By-Laws.

Section 12. TREASURER. The treasurer shall be the chief financial officer of the Trust and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any trustee.

The treasurer shall deposit all monies and other valuables in the name and to the credit of the Trust with such depositories as may be designated by the Board. The treasurer shall disburse the funds of the Trust as may be ordered by the Board, shall render to the president and trustees, whenever they request it, an account of all of the treasurer’s transactions as chief financial officer and of the financial condition of the Trust and shall have other powers and perform such other duties as may be prescribed by the Board or these By-Laws.

The treasurer, together with the chief executive officer, will provide the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 13. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board may from time to time authorize. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated to them by the Secretary or the Treasurer, respectively, or by the President or the Board.

Section 14. CHIEF COMPLIANCE OFFICER. The chief compliance officer shall be responsible for administering the Trust’s policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.